NOVATION, ASSIGNMENT AND ASSUMPTION AGREEMENT
This AGREEMENT is dated September 28, 2018.
THE PARTIES TO THIS AGREEMENT ARE AS FOLLOWS:
(1)	CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”);
(2)	CERES TACTICAL SYSTEMATIC L.P. (formerly known as Tactical Diversified Futures Fund L.P.), a New York limited partnership (the “Partnership”);
(3)	THE CAMBRIDGE STRATEGY (ASSET MANAGEMENT) LIMITED, a limited liability company incorporated in England and Wales (“Cambridge”); and
(4)	MESIROW FINANCIAL INTERNATIONAL UK LIMITED, a limited liability company incorporated in England and Wales (“Mesirow”).
BACKGROUND
(A)
CMF, the Partnership and Cambridge entered into a management agreement dated as of December 1, 2015, as amended on January 1, 2018 (the “Initial Advisory Agreement”), pursuant to which Cambridge agreed to render and implement advisory services to the Partnership.

(B)
Cambridge wishes to transfer all of its rights and obligations under the Initial Advisory Agreement to Mesirow, and Mesirow wishes to assume all of such rights and obligations of Cambridge under the Initial Advisory Agreement.

(C)	Mesirow is authorised and regulated by the Financial Conduct Authority of the United Kingdom.
(D)	Mesirow is registered with the U.S Commodity Futures Trading Commission as a commodity trading advisor and is a member of the National Futures Association (“NFA”).
(E)
The parties have therefore agreed to novate Cambridge’s rights, obligations and liabilities under the Initial Advisory Agreement to Mesirow on the terms of this Novation, Assignment and Assumption Agreement with effect from October 1, 2018 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Novation Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	DEFINITIONS
Terms defined in the Initial Advisory Agreement are used herein as so defined, unless otherwise provided in this Agreement.
2.	NOVATION
2.1
Cambridge transfers all of its future rights, obligations and liabilities under the Initial Advisory Agreement to Mesirow. Mesirow shall enjoy all the rights and benefits of Cambridge under the Initial Advisory Agreement as of and after the Effective Date, and all references to Cambridge in the Initial Advisory Agreement shall be read and construed as references to Mesirow.

2.2	As of and after the Effective Date, Mesirow agrees to perform the Initial Advisory Agreement and be bound by its terms in every way as if it were the original party to it in place of Cambridge.
2.3
CMF and the Partnership (together the “Continuing Parties”) agree to perform the Initial Advisory Agreement and be bound by its terms in every way as if Mesirow were the original party to it in place of Cambridge.

3.	RELEASE OF OBLIGATIONS AND LIABILITIES
3.1
CMF and the Partnership release Cambridge from all future obligations to them under the Initial Advisory Agreement and Cambridge releases the Continuing Parties from all future obligations to it under the Initial Advisory Agreement.

3.2
Each of CMF and the Partnership releases and discharges Cambridge from all claims and demands under or in connection with the Initial Advisory Agreement that arise on or after the Effective Date, and in each case whether known or unknown to the releasing party; provided that such release and discharge shall not affect any rights, liabilities or obligations of the Continuing Parties or Cambridge with respect to payments or other obligations due and payable or due to be performed prior to the Effective Date, and all such payments and obligations shall be paid or performed by the Continuing Parties or Cambridge (as the case may be) in accordance with the terms of the Initial Advisory Agreements.

3.3
Each of CMF, the Partnership and Mesirow shall have the right to enforce the Initial Advisory Agreement and pursue any claims and demands under the Initial Advisory Agreement against the others with respect to matters arising on or after the Effective Date.

3.4
Mesirow shall not be responsible for any liability of Cambridge that arises in connection with the advisory services provided by Cambridge to the Partnership under the Initial Advisory Agreement prior to the Effective Date.

3.5
Notwithstanding any other provision of this Agreement, Cambridge agrees to indemnify CMF and the Partnership and their affiliates with respect to any matters arising prior to the Effective Date as though Section 6 of the Initial Advisory Agreement were still in effect with respect to Cambridge, and further agrees to maintain a gap insurance policy in the amount of USD$100,000 for a period of no less than 3 years from the date of this Agreement and name CMF and the Partnership as additional insured on such policy.

4.	GOVERNING LAW
This Agreement and any dispute arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of the State of New York.
5.	ARBITRATION
The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City. Judgement upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

6.	COUNTERPARTS
This Agreement may be executed in one or more counterparts, each of which will be deemed an original agreement and all of which will constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first written above with effect from and including the Effective Date.

CERES MANAGED FUTURES LLC		THE CAMBRIDGE STRATEGY (ASSET MANAGEMENT) LIMITED

By:	/s/ Patrick T. Egan	By:	/s/ Edward D. Baker
	Patrick T. Egan	NAME:	Edward D. Baker
	President and Director	TITLE:	Executive Chairman

CERES TACTICAL SYSTEMATIC L.P.		MESIROW FINANCIAL INTERNATIONAL UK LIMITED

By:	Ceres Managed Futures LLC (General Partner)

By:	/s/ Patrick T. Egan	By:	/s/ Jeff Levine
	Patrick T. Egan	NAME:	Jeff Levine
	President and Director	TITLE:	Senior Managing Director

3